June 30, 2000




Mr. Richard Kumpf
12 Whidhita Road
Medfield, MA 02052

Dear Richard:

     I am pleased to offer you the position of Vice President of Engineering with Zoom Telephonics, Inc. (hereafter referred to as the Company). The details of the offer are listed below:

     o    $150,000 annual starting salary.

     o    $40,000 starting bonus.

     o    $20,000 end-of-year performance-based bonus.

     o Issuance of Shares of Common Stock. Employee will be entitled to purchase that number of shares of the Company's Common Stock equal to $150,000 divided by the closing price of the Common Stock as quoted on the Nasdaq National Market on Employee's first day of work with the Company (the "Shares"). The purchase price for the Shares will be $.01 per share (the "Purchase Price"). The Shares will be subject to the terms of a restricted stock repurchase agreement pursuant to which the Company will have the option to repurchase the Shares from the Employee for the original Purchase Price if the Employee ceases to be employed by the Company because of Employee's termination for gross misconduct or voluntary resignation prior to January 1, 2002. Until January 1, 2002, the Shares will be held in escrow by the Company to secure the Employee's obligation to resell the Shares to the Company in accordance with the terms and conditions of the restricted stock repurchase agreement. The restricted stock repurchase agreement will be executed by the Company and Employee on the Employee's first day of work with the Company. The Agreement will provide that immediately prior to and subject to the closing of an Acquisition of Zoom (i.e., a merger or consolidation of Zoom with or into another corporation or the sale, lease or exchange of all or substantially all of the assets of Zoom), Richard will be entitled to the shares free to the Company's repurchase.

     o 40,000 options granted within 30 days from your date of hire. The options would be issued at the market closing price for Zoom stock on the day of the issue. The options give you the right (but not the obligation) to purchase shares of Company stock at the option price. The options expire 36 months from the issue date. You may exercise (buy Company stock at the option price) 50% of the options one year from the issue date and the final 50%, 24 months from the issue date. You can retain the options and exercise them anytime after they have vested until they expire.



     o 20,000 additional options will be granted 1 year from your date of hire at the market price at the time of the grant.

     o Options will be granted after the 1st year of employment so you will have at least 20,000 options vesting per year during your first 4 years at Zoom.

     o    If Zoom is acquired, your options will vest automatically.



     As a salaried employee you will receive 4 weeks of paid vacation per year. There are ten (10) paid holidays per year, and there are up to six (6) sick days per year.

     You will receive the Company standard benefits package, including medical and dental insurance, long term disability insurance, and life insurance equal to one time your annual base salary.

     It is our understanding that all Company proprietary information will be held in confidence, and will not be conveyed to anyone except as needed for you to perform your assignment. We further understand that prior employers have no restrictions that would prohibit, or otherwise restrict, your employment with the Company. As part of this understanding, you will be asked to sign an Intellectual Property and Confidentiality Agreement on your first day of employment.

     You agree that during your employment and for 12 months thereafter, you will not, directly or indirectly, solicit or encourage any Company employee to leave its employment and will not employ or otherwise engage any Company employee to work for any entity in which you have any ownership, interest or a management or executive position.

     This offer is contingent upon your satisfaction of the requirements of the Immigration Reform and Control Act of 1986. A valid driver's license and social security card, or a birth certificate, current passport or other form of identification will be required as proof of your authorization to work in the United States.

     This offer is being made to you in writing in order that both you and the Company will have a written record of the terms and your acceptance of this offer of employment. Your employment with the Company may be terminated by you or the Company, without liability to either, with or without cause and with or without prior notice.

     It is understood that if you choose to leave Zoom within one year of the start or your employment, you will refund the starting bonus back to Zoom within 30 days of your leaving. If Zoom terminates you, on the other hand, you would not repay the signing bonus.

     The terms of your employment may be changed only by written agreement and signed by you and an authorized representative of the Company. Your employment will also be subject to the provisions of the Company's Employee Handbook, as amended from time to time. Please understand that Zoom may need to assign you to a variety of programs or task as the need arises.


     If this offer is acceptable to you, please date and sign below, and return a signed copy marked "Attn: Karen Player, Human Resources, Personal and Confidential".

Sincerely,



Frank Manning
President




The foregoing is accepted as of                    , 2000.


        (Name)